BBSI Closes Repurchase of Approximately 30% of Outstanding Common Shares

Acquired 2.5 Million Shares from the Estate of William W. Sherertz and 500,000 Shares from Nancy Sherertz

VANCOUVER, Washington, March 29, 2012 – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions, has completed the repurchase of 2,485,929 shares of BBSI common stock from the Estate of William W. Sherertz, which represents all the shares held by the Estate, as well as 500,000 common shares from Nancy Sherertz.

The company used a combination of $24.9 million in cash and nonconvertible, non-voting, redeemable preferred stock for an aggregate purchase price of approximately $59.7 million, or $20.00 per share. Following the repurchase, BBSI has approximately 7.0 million common shares outstanding and $34.8 million in nonconvertible, non-voting, redeemable preferred stock based on liquidation preference, as well as $56.9 million in cash and investments.

The initial dividend rate on the preferred shares will be 5% per annum, payable at the company's option in cash or additional shares of preferred stock. The dividend rate will increase by 2% annually beginning April 1, 2013 until all the preferred shares have been redeemed. The preferred shares may be redeemed at any time at the company's option and will be subject to mandatory redemption in five years.

Roth Capital Partners acted as financial advisor to BBSI and Miller Nash LLP acted as its legal counsel.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. BBSI works with more than 3,000 clients across all lines of business in 23 states. For more information, please visit www.barrettbusiness.com.

Forward-Looking Statements

Statements in this release about future events or performance are forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause actual events or performance to be materially different from any future events or results expressed or implied by such forward-looking statements. Factors that could affect future events or results include the effects of changes in economic or other market conditions nationally or in the Company's service areas, the Company's ability to retain current customers and attract new customers, future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, and the effect of any changes in conditions in the global capital markets, among others. Other important factors that may affect events or the Company’s future prospects are described in the Company’s 2011 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Company Contact:

Michael L. Elich

President and Chief Executive Officer

Tel 1-360-828-0700

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com